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Exhibit 10.26.2

AMENDMENT NO. 1 TO
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

        This Amendment No. 1 ("Amendment") to the Amended and Restated Change in Control Agreement, effective October 1, 2008 (the "Agreement"), between James P. Goff and Janus Management Holdings Corporation, is entered into as of January 1, 2011. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

        WHEREAS, the parties intend and desire to amend the language of a certain provision of the Agreement; and

        WHEREAS, the parties desire that the changes to the Agreement effected by this Amendment shall be effective for all purposes as if included in the Agreement as of January 1, 2011.

A G R E E M E N T:

        NOW, THEREFORE, pursuant to authority provided for under the Agreement, the Agreement shall be and hereby is amended as follows:

        1.    Amendment to Section 6.1 of the Agreement.    Section 6.1 of the Agreement is amended as follows:

  a.
  "Subject to the provisions of Section 6.2 hereof," is hereby added to the beginning of the first sentence of Section 6.1.

  b.
  "and Section 6.2" is hereby deleted from the first sentence of Section 6.1

        2.    Amendment to Section 6.2 of the Agreement.    Section 6.2 of the Agreement is deleted in its entirety and replaced with the following:

          "6.2    (A)    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

            (B)  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:

                (i)  the Executive shall be deemed to pay federal and state income tax at the highest marginal rate of income taxation in the calendar year in which the determination is being made (including applicable social security taxes;

               (ii)  no portion of the Total Payments shall be taken into account if (a) the Executive waived the receipt or enjoyment of such portion at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code, (b) in the opinion of tax counsel ("Tax Counsel"), such portion does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) (such Tax Counsel being reasonably acceptable to the Executive and selected by the Company's independent auditor immediately prior to the Change in Control (the "Auditor")), and/or (c) in the opinion of Tax Counsel, such portion constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation. The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

            (C)  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection A of this Section 6.2."

        3.    Amendment to Section 6.3 of the Agreement.    Section 6.3 of the Agreement is deleted in its entirety and replaced with the following:

          "6.3    Subject to the provisions of Section 6.5 that may require a six-month payment delay, the payments provided in subsection (A) of Section 6.1 hereof shall be made no later than five (5) business days following the Date of Termination."

        4.    Amendment to Section 15(O) of the Agreement.    The definition set forth in Section 15(O) of the Agreement is hereby deleted in its entirety and will be left intentionally blank.

        5.    Effective Date.    The amendment to the Agreement as set forth in this Amendment shall be effective as of January 1, 2011.

        6.    No Other Amendments.    Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Agreement.

        7.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which will be an original and all of which taken together will constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first written above, to be effective as provided for herein.

JANUS MANAGEMENT HOLDINGS CORPORATION
By:
Name:
Title:
EXECUTIVE
James P. Goff

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  Exhibit 10.26.2
AMENDMENT NO. 1 TO AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
A G R E E M E N T